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                               EXHIBIT 14.1

                           PYRAMID OIL COMPANY
                    CODE OF ETHICS FOR SENIOR OFFICERS

     The Company has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. The CEO, President and all senior officers are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the CEO, President and senior officers are subject to the following additional specific policies in this Code:

     1. The CEO, President and all senior officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of those responsible for drafting and preparing such disclosures any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist those responsible for drafting and preparing such disclosures in fulfilling their responsibilities

     2. The senior financial officer has a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside of the Company. The CEO, President and senior financial officers have a special role both to adhere to these principles themselves and also to ensure that a culture exists throughout the company as a whole that ensures the fair and timely reporting of the Company financial results and condition.

     Because of this special role, the CEO, President and each of the senior financial officers agrees that he or she will:

      - Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

      - Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

      - Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

      - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.




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      -     Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

      - Share knowledge and maintain skills important and relevant to stockholders' needs.

      - Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

      - Achieve responsible use of and control over all assets and resources employed or entrusted.

     Promptly report to the CEO and/or the Audit Committee any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Business Conduct and Ethics and this Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

     3. The CEO, President and each senior financial officer shall promptly bring to the attention of those drafting and preparing the disclosures and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     4. The CEO, President and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics and this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

     5. The CEO, President and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or this Code.

     6. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of this Code by the CEO, President and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and this Code and to these additional procedures, and shall include written notices to the

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individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

     If you believe that a violation of the Code of Business Conduct and Ethics or this Code has occurred, please contact the CFO at the following address: lee@pyramidoil.com.

     In addition to the above procedures for reporting unethical, dishonest or illegal behavior, the Audit Committee of the Board of Directors has designated the Company's independent counsel to receive, retain and process complaints on auditing, accounting and internal control issues. Directors, officers and employees should promptly report such complaints in writing to:

                      William G. Gould
                      Troy & Gould Professional Corporation
                      1801 Century Park West
                      Los Angeles, CA 90067-2367
                      email: wdgould@troygould.com

     All complaints with respect to questionable accounting and auditing matters may be anonymous and will be confidential.